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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2016

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5008 Airport Road, Roanoke, Virginia	24012
(Address of Principal Executive Offices)	(Zip Code)

(540) 362-4911
 (Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 4, 2016, Advance Auto Parts, Inc. (“Company”) announced that its Board of Directors (“Board”) has appointed Thomas Greco to serve as a director and as the Company’s Chief Executive Officer and has increased the size of the Board to 16 directors, effective April 11, 2016.

Prior to joining the Company, Mr. Greco, 57, served as Chief Executive Officer, Frito-Lay North America, a unit of PepsiCo, Inc. (“PepsiCo”), a leading global food and beverage company, from September 2014 to April 8, 2016.  As Chief Executive Officer, Frito-Lay North America, Mr. Greco was responsible for overseeing PepsiCo’s snack and convenient foods business in the U.S. and Canada.  Mr. Greco previously served as Executive Vice President, PepsiCo and President, Frito-Lay North America from September 2011 until September 2014 and as Executive Vice President and Chief Commercial Officer for Pepsi Beverages Company from 2009 to September 2011.  Mr. Greco joined PepsiCo in Canada in 1986 and has served in a variety of positions, including Region Vice President, Midwest; President, Frito-Lay Canada; Senior Vice President, Sales, Frito-Lay North America; President, Global Sales, PepsiCo; and Executive Vice President, Sales, North America Beverages.  Before joining PepsiCo, Mr. Greco worked at Proctor & Gamble, a consumer packaged goods company.  Mr. Greco has served as a director of G&K Services, Inc., a service-focused provider of branded uniform and facility services programs, since July 2014.

Employment Agreement
In connection with his appointment, Mr. Greco and the Company have entered into an employment agreement dated as of March 28, 2016 which has been approved by the Compensation Committee of the Company’s Board (“Committee”). Mr. Greco’s employment agreement provides for a one year employment term with automatic renewals on each anniversary date for successive one year periods unless either party provides the other party with 90 days prior notice of non-renewal.

Under the terms of his employment agreement, Mr. Greco’s annual base salary is $1,100,000, and he is eligible to participate in the Company's annual incentive bonus plan with a bonus target of 135 percent of base salary (“Target Bonus Amount”) and a maximum bonus opportunity of 200 percent of the Target Bonus Amount, based on the Company’s performance as measured against the same bonus criteria applied to other senior executives of the Company. However, for fiscal year 2016, Mr. Greco will be entitled to receive a minimum annual bonus equal to the amount of his Target Bonus Amount.

Pursuant to the terms of his employment agreement, Mr. Greco will receive an annual equity grant under the Company's 2014 Long-Term Incentive Plan (the “2014 LTIP”) for each fiscal year that ends during his employment term in an amount and with a grant-type mix determined by the Committee. The grant-date fair value of Mr. Greco’s annual equity grant for the 2016-2018 performance/vesting cycle shall be $5,000,000, with 50 percent of the target grant value issued in the form of time-based restricted stock units (“RSUs”) and 50 percent of the target grant value issued in the form of performance-based stock appreciation rights (“SARs”). The RSUs will vest in three equal annual installments beginning on the one year anniversary of the grant date, subject to Mr. Greco’s continued employment through the applicable vesting date. The SARs, which will have a seven-year term, may be earned from 25 percent to 200 percent of the target number of shares underlying the SARs, based 50 percent on the Company’s three-year comparable operating income and 50 percent on the Company’s three-year average annual comparable store sales growth performance, in each case over the 2016-2018 fiscal years, and based on the same goals that apply to the 2016-2018 grants made to the Company’s other executives. The SARs that become earned will vest on the third anniversary of the grant date.

Pursuant to the terms of his employment agreement, Mr. Greco received a $2 million cash sign on bonus to replace the unvested cash-based long term incentive awards that he forfeited when he left his prior employment. The sign on bonus is subject to 100 percent clawback if Mr. Greco resigns without Good Reason (as defined in his employment agreement) prior to the one year anniversary of his date of hire, and 50 percent clawback if Mr. Greco resigns without Good Reason between the one and two year anniversaries of his date of hire.

In addition, as soon as practicable following his appointment, Mr. Greco will receive a grant of RSUs to replace unvested performance shares and pension benefits from his prior employment (“Make-Whole RSUs”). The aggregate grant-date fair value of the Make-Whole RSUs will be equal to the target value of the forfeited equity awards plus the value of the forfeited pension benefits on the date of Mr. Greco’s separation from his previous employer (the “Forfeited Amount”). The Make-Whole RSUs shall consist of:

•
Performance-based RSUs with a grant-date fair value of $8 million vesting in three equal, annual installments beginning on the first anniversary of the grant date, subject to (i) Mr. Greco’s continued employment through the applicable vesting date, and (ii) Mr. Greco having a leadership team in place for the Company and presenting a good faith, preliminary five-year business plan to the Board prior to the first anniversary of his first day of employment with the Company.

•
Time-based RSUs with a grant-date fair value of an amount equal to (i) the Forfeited Amount minus (ii) $8 million. The time-based RSUs will vest in three equal, annual installments on the second, third and fourth anniversaries of the grant date, subject to Mr. Greco’s continued employment through the applicable vesting date.

In addition, the Make-Whole RSUs will be subject to forfeiture to the extent that the Forfeited Amount is lower than the amount previously communicated to Mr. Greco upon his separation of employment from his prior employer.

The Make-Whole RSUs will fully vest upon Mr. Greco’s death, Disability or upon his termination without Cause or for Good Reason (as those terms are defined in the employment agreement).

As soon as practicable following his appointment, Mr. Greco will receive an inducement award of time-based SARs (“Inducement Award”) with a grant-date fair value of $3 million. The Inducement Award, which will have a seven-year term, will vest in three equal annual installments on the third, fourth and fifth anniversaries of the grant date, subject to Mr. Greco’s continued employment through the applicable vesting date. Upon Mr. Greco’s death, Disability or upon his termination without Cause or for Good Reason, each tranche of the Inducement Award will vest pro rata, based on the number of days on which he was employed by the Company during the applicable vesting period for such tranche, and such vested SARs shall expire after one year following the qualifying termination (or at the end of the seven-year term, if earlier).

Mr. Greco will be entitled to receive relocation benefits consistent with Company policy, subject to adjustment as approved by a representative of the Committee. In addition, Mr. Greco will be entitled to reimbursement of legal expenses associated with the negotiation of his employment agreement up to a maximum of $50,000.

Upon termination without Cause or resignation for Good Reason (not in connection with a change in control), Mr. Greco would be entitled to:

•
Severance equal to 1.5 times the sum of (a) his base salary and (b) the 3-year average actual bonus for the three completed fiscal years immediately prior to the date of his termination, or shorter period if Mr. Greco does not have 3-year employment history (or target bonus if his termination occurs during fiscal year 2016);

•	Continued medical, dental and vision benefits for 18 months post-termination at the same cost as active employees;

•	Outplacement assistance, at a cost to the Company not to exceed $12,000, for a period of up to 12 months;

•	Accelerated vesting of the Make-Whole RSUs;

•	Pro-rated vesting of each tranche of the Inducement Award based on time worked during the applicable vesting period for such tranche;

•	Other equity awards treated as set forth in the 2014 LTIP and the applicable award agreements; and

•	Pro rata bonus for year of termination based on actual full-year performance results.

A notice of non-renewal provided by the Company to Mr. Greco will be treated as a termination of Mr. Greco’s employment without Cause (as defined in his employment agreement) as of the expiration of the employment term. Upon termination without Cause or resignation for Good Reason within 3 months before or 12 months after a Change in Control (as defined in his employment agreement) of the Company, Mr. Greco would be entitled to the same benefits as described in the immediately preceding paragraph, except that his severance would be equal to two times the sum of his base salary and target bonus. In addition his employment agreement provides for the reduction of Change in Control payments to the maximum amount that could be paid to him without giving rise to the excise tax imposed by Section 4999 of the Internal Revenue Code if a reduction would provide him with a greater after tax benefit than if payments were not reduced.

Any severance benefits paid would be subject to Mr. Greco’s execution (without revocation) of a general release of claims against the Company.

Pursuant to the terms of his employment agreement, Mr. Greco is subject to certain restrictive covenants, including the following, among others: non-disclosure of confidential information; non-disparagement (which is a mutual covenant); non-solicitation of customers, suppliers, employees, agents or independent contractors, which runs for two years following his termination of employment; and non-competition, which runs for one year following his termination of employment.

The foregoing summary description of the material terms of Mr. Greco’s employment agreement does not purport to be complete and is qualified in its entirety by the actual terms of the employment agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal year 2016 .

A press release announcing the appointment of Mr. Greco was issued by the Company on April 4, 2016 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number

99.1	Press Release of Advance Auto Parts, Inc., dated April 4, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.
(Registrant)

Date: April 4, 2016	/s/ Michael A. Norona
(Signature)*
Michael A. Norona
Executive Vice President and Chief Financial Officer

* Print name and title of the signing officer under his signature.

EXHIBIT INDEX

Exhibit Number

99.1	Press Release of Advance Auto Parts, Inc., dated April 4, 2016.